Vicor Corporation Financial Results for the First Quarter Ended March 31, 2006

ANDOVER, MA -- 04/24/2006 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the first quarter ended March 31, 2006.

Revenues for the quarter increased 10.9% to $47,872,000 compared to $43,180,000 for the corresponding period a year ago. Net income for Q1 was $3,076,000, or $.07 per diluted share compared to net income of $39,000, or $.00 per diluted share, in Q1 2005.

Gross margin improved to 44.1% in Q1 2006 from 39.5% in Q1 2005 and 42.7% in Q4 2005. The book-to-bill ratio for Q1 2006 was 1.17:1 as compared to 0.95:1 in Q4 2005. Backlog at the end of Q1 2006 was $46.5 million as compared to $38.6 million at the end of 2005.

In Q1 2006, the Company accrued $207,000 for incentives to be paid after the end of 2006 and recorded $178,000 for expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R). The Company plans to increase cash and stock option incentives upon achieving higher profits.

Commenting on the first quarter, Vicor's CEO Patrizio Vinciarelli noted: "Continuing productivity improvements delivered better margins in Q1 2006. Additionally, demand has strengthened. Subject to continuing demand and productivity improvements, revenue growth and incremental quarterly expansion in margins should enable substantial profits in 2006."

Vinciarelli went on to say: "While revenues and profitability in our brick business are improving, V-I Chip and Picor are gearing up to support their respective product roadmaps and business strategies. V-I Chip's headcount has recently reached 130 people, combining a significant force of Vicor veterans with select talent hired from industries with complementary core competencies."

"In Vicor, Picor and V-I Chip we see independent prospects for an exciting future. We have strengthened the ranks of these organizations to make the most of business opportunities enabled by a shared, proprietary technological foundation. And, to achieve operational excellence, we have empowered leadership teams capable of tackling their respective tasks."

Depreciation and amortization in Q1 was $4.0 million and capital additions were $1.6 million. This compares to depreciation and amortization in Q1 2005 of $4.5 million and capital additions of $1.4 million. Cash and short and long-term investments decreased by $3.8 million in Q1, to $122.3 million from $126.1 million at the end of 2005. During the quarter the Company paid a dividend of approximately $5.0 million and repurchased 119,500 shares, for approximately $2.0 million. At the end of Q1 2006 there was approximately $17.4 million remaining in the authorized stock buy-back plan.

In the first quarter of 2006, the tax provision is based on an estimated effective tax rate for 2006. In 2005, the tax provision included estimated income taxes for federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, for the Federal alternative minimum tax and for estimated income taxes due in various state and international taxing jurisdictions.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Monday, April 24, 2006 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call, should call 800-688-0796 at approximately 4:50 p.m. and use the Passcode 82678547. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through May 8, 2006. The replay dial-in number is 888-286-8010 and the Passcode is 66520892. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and build our business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, including Consumer Electronics, Communications, Information Technology and Automotive, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

                            VICOR CORPORATION

                   CONSOLIDATED STATEMENT OF OPERATIONS
                 (Thousands except for per share amounts)

                                                          QUARTER ENDED
                                                          (Unaudited)
                                                        ------------------
                                                        MAR 31,   MAR 31,
                                                          2006      2005
                                                        --------- --------
Net revenues                                            $  47,872 $ 43,180
Cost of revenues                                           26,770   26,135
                                                        --------- --------
          Gross margin                                     21,102   17,045

Operating expenses:
          Sales & administration                           10,914   10,104
          Research & development                            7,542    7,096
                                                        --------- --------
            Total operating expenses                       18,456   17,200
                                                        --------- --------

Income (loss) from operations                               2,646     (155)
                                                        --------- --------

Other income (expense), net                                 1,060      494
                                                        --------- --------

Income before income taxes                                  3,706      339

Provision for income taxes                                    630      300
                                                        --------- --------

Net income                                              $   3,076 $     39
                                                        ========= ========

Net income per share:
           Basic                                        $    0.07 $   0.00
           Diluted                                      $    0.07 $   0.00

Shares outstanding:
           Basic                                           41,948   41,980
           Diluted                                         42,384   42,115

                            VICOR CORPORATION

                        CONSOLIDATED BALANCE SHEET
                                (Thousands)

                                                 MAR 31,        DEC 31,
                                                  2006           2005
                                               (Unaudited)    (Unaudited)
                                              -------------  -------------
Assets

Current  assets:
        Cash and cash equivalents             $      25,830  $      34,024
        Short-term investments                       96,486         88,692
        Accounts receivable, net                     31,053         28,072
        Inventories, net                             18,657         17,168
        Deferred tax assets                           2,673          2,673
        Other current assets                          2,786          2,518
                                              -------------  -------------
                  Total current assets              177,485        173,147

Long-term investments                                     0          3,348
Property and equipment, net                          56,890         59,114
Other assets                                          9,988         10,146
                                              -------------  -------------

                                              $     244,363  $     245,755
                                              =============  =============

Liabilities and Stockholders' Equity

Current liabilities:
        Accounts payable                      $       8,032  $       8,741
        Accrued compensation and benefits             4,660          4,583
        Other accrued liabilities                     9,759          9,438
                                              -------------  -------------
                 Total current liabilities           22,451         22,762

Deferred income taxes                                 3,199          3,172
Minority interests                                    3,184          3,031

Stockholders' equity:
        Capital stock                               154,813        152,122
        Retained earnings                           173,706        175,660
        Treasury stock                             (112,990)      (110,992)
                                              -------------  -------------
                 Total stockholders' equity         215,529        216,790
                                              -------------  -------------

                                              $     244,363  $     245,755
                                              =============  =============

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439